Exhibit 99.1

ContraFect Announces Second Quarter 2017 Financial Results

YONKERS, New York — August 9, 2017 — ContraFect Corporation (NASDAQ: CFRX), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the second quarter ended June 30, 2017.

During the second quarter of 2017, ContraFect initiated conduct of a multicenter, multinational Phase 2 clinical study of its novel lysin product candidate, CF-301. This randomized, double-blind, placebo-controlled study opened for patient enrollment in May, 2017 and is designed to evaluate the potential for CF-301, used in addition to standard-of-care (SOC) antibiotics to significantly improve clinical success rates in patients with Staphylococcus aureus (Staph aureus) bacteremia (including endocarditis) compared to SOC antibiotics alone. Safety, tolerability, and pharmacokinetics of CF-301 will also be assessed in the study. The Company expects to announce top line results of the study in Q4 2018.

Subsequent to the end of the second quarter, ContraFect completed an underwritten public offering of equity securities, resulting in net proceeds to the Company of approximately $36.9 million after underwriting discounts and commissions and the underwriter’s offering expenses payable by the Company.

“The initiation of our Phase 2 trial of CF-301 in patients with Staph aureus bacteremia represents a significant milestone for the Company and we look forward to evaluating the ability of this new class of antibacterial agents to improve clinical outcomes.” said Steven C. Gilman, Ph.D., ContraFect’s Chairman and Chief Executive Officer. “With our recent fundraising, we are in a strong position to see this trial to conclusion with our existing resources.”

Second Quarter 2017 Financial Results:

•	Research and development expenses were $3.8 million for the second quarter of 2017 compared to $7.3 million in the second quarter of 2016. The decrease in research and development expenses was primarily due to decreases in spending on external pre-clinical and non-clinical studies and our research and development headcount and related laboratory costs. Our prior period expenditures also included significant expenses for CF-404 cGMP manufacturing which were not incurred in the current period.

•	General and administrative expenses were $2.3 million for the second quarter of 2017 compared to $2.5 million in the second quarter of 2016. The decrease in general and administrative expenses was primarily attributable to a decrease in expenditures on legal fees.

•	Net loss was $2.8 million, or $0.07 per share, for the second quarter of 2017 compared to a net loss of $9.7 million, or $0.35 per share, for the second quarter of 2016. The decrease in net loss per share was due to the quarter-over-quarter decrease in operating expenses discussed above and also includes a $3.2 million, or $0.08 per share, non-cash gain for the change in fair value of warrant liabilities.

•	As of June 30, 2017, ContraFect had cash, cash equivalents and marketable securities of $21.7 million compared to $35.2 million at the end of 2016. This cash balance does not include the proceeds of the underwritten public offering of equity securities that occurred in July, 2017.

About CF-301:

CF-301 is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staphylococcus aureus (Staph aureus), a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and therefore should not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is unlikely to develop to CF-301. Combinations of CF-301 with standard of care (SOC) antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect and is the first lysin to enter clinical studies in the U.S.

About CF-404:

CF-404 is a therapeutic cocktail composed of three fully human monoclonal antibodies targeted against the influenza virus. The cocktail consists of two antibodies targeting influenza A strains, and one antibody targeting influenza B strains, providing coverage for all human seasonal strains and most pandemic strains of influenza. These antibodies target a highly conserved region of the influenza hemagglutinin stem reducing the potential for resistance formation. This design of CF-404 allows for treatment without strain-specific diagnosis, redesign or annual reformulation.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). In addition to CF-301, the company’s preclinical programs include potential novel lysins for the treatment of drug-resistant gram-negative pathogens as well as a monoclonal antibody program targeted for the treatment of viral influenza.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, including whether CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia, the potential for CF-301, used in addition to SOC antibiotics to significantly improve clinical success rates in patients with Staph aureus bacteremia (including endocarditis) compared to SOC antibiotics alone, our ability to assess safety, tolerability, and pharmacokinetics of CF-301, whether topline results from the study will be available in Q4 2018, whether the company is able to conclude the trial with existing resources and our ability to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com

CONTRAFECT CORPORATION

Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,879,136	$3,806,984
Marketable securities	16,829,854	31,354,170
Prepaid expenses and other current assets	2,229,897	1,017,645

Total current assets	23,938,887	36,178,799
Property and equipment, net	1,190,053	1,281,152
Other assets	164,519	164,519

Total assets	$25,293,459	$37,624,470

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,961,368	$1,549,845
Accrued liabilities	1,669,543	2,868,352

Total current liabilities	3,630,911	4,418,197
Deferred rent	992,660	994,439
Warrant liabilities	9,581,916	12,698,980

Total liabilities	14,205,487	18,111,616
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and none outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value, 200,000,000 shares and 100,000,000 shares authorized at June 30, 2017 and December 31, 2016, respectively; 41,656,006 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	4,166	4,166
Additional paid-in capital	166,405,967	165,678,164
Accumulated other comprehensive loss	(19,299)	(51,666)
Accumulated deficit	(155,302,862)	(146,117,810)

Total stockholders’ equity	11,087,972	19,512,854

Total liabilities and stockholders’ equity	$25,293,459	$37,624,470

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$3,757,168	$7,271,699	$7,958,867	$11,702,369
General and administrative	2,321,953	2,506,097	4,465,268	7,230,230

Total operating expenses	6,079,121	9,777,796	12,424,135	18,932,599

Loss from operations	(6,079,121)	(9,777,796)	(12,424,135)	(18,932,599)
Other income:
Interest income	45,369	28,379	122,019	71,750
Change in fair value of warrant liabilities	3,196,865	70,395	3,117,064	258,665

Total other income	3,242,234	98,774	3,239,083	330,415

Net loss	$(2,836,887)	$(9,679,022)	$(9,185,052)	$(18,602,184)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.07)	$(0.35)	$(0.22)	$(0.68)

Basic and diluted weighted average shares outstanding	41,656,006	27,497,424	41,656,006	27,490,667

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s follow-on offering of securities on July 27, 2016.

The Company’s financial position as of June 30, 2017 and results of operations for the three and six months ended June 30, 2017 and 2016 have been extracted from the Company’s Quarterly Report on Form 10-Q. The Company’s financial position as of December 31, 2016 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2017. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.